Exhibit 99.1

Catalyst Pharmaceuticals Expands Commercial Leadership Team

— Augments Medical Affairs Team with 3 Additional Medical Science Liaisons

CORAL GABLES, Fla., August 6, 2018 (GLOBE NEWSWIRE) — Catalyst Pharmaceuticals, Inc. (Catalyst) (Nasdaq: CPRX), a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating, chronic neuromuscular and neurological diseases, today announced the appointment of several key members to its commercial leadership team. Catalyst has appointed Jason James as Senior Vice President of Commercial Operations & Analytics, Jeff Del Carmen as Senior Vice President of Sales and Marketing, Kevin Rohrbach as Senior Director of Patient Engagement/Advocacy, and Maria Pandolfo as Senior Director of Patient Services. Catalyst has also added three Senior Medical Science Liaisons (MSL) to its team, bringing the total of its MSL’s to five.

“We are pleased to have such talented and successful people joining the Catalyst team as we continue to build our commercial and medical affairs capabilities,” said Patrick J. McEnany, Chairman and Chief Executive Officer of Catalyst Pharmaceuticals. “Dan Brennan, our recently hired Chief Commercial Officer is doing a superb job building out his commercial leadership team. Adding these leaders to our organization brings us deep product launch experience for drugs to treat rare neurological diseases and will strengthen our ability to execute as we prepare for the potential commercial launch of Firdapse®.” Mr. McEnany continues, “We are also pleased to have recently hired 3 additional seasoned MSL’s with a wealth of experience working with the neuromuscular physician community.”

Jason James-Sr. Vice President of Commercial Operations & Analytics

Mr. James has approximately 20 years of experience in pharmaceutical commercial operations and analytics. Most recently, Mr. James served as Group Vice President of Corporate Analytics at Horizon Pharma, where he was responsible for supporting the analytical business narrative across the Orphan, Rheumatology, and Primary Care Business Units. Prior to taking on that role, Mr. James held several leadership positions at Horizon including VP of Corporate Analytics and Executive Director of Business Development Analytics. Prior to joining Horizon, Mr. James was a Senior Director at Lundbeck (US) where he led a team responsible for supporting the pre and post-launch analytics of multiple CNS products. Mr. James received a B.S. degree in Finance from the Indiana University Kelley School of Business.

Jeff Del Carmen-Sr. Vice President of Sales & Marketing

Mr. Del Carmen brings over 22 years of experience in pharmaceutical sales and product management. Most recently, Mr. Del Carmen served as VP of Business Development at Paragon Biosciences evaluating commercial assets to expand Paragon’s portfolio. Previously, Mr. Del Carmen was Senior Director-Rare Disease Marketing at Marathon Pharmaceuticals. From 2011 to 2016 Mr. Del Carmen was with Lundbeck (US), with the last two years as Movement Disorder-National Sales Director. Prior to joining Marathon, Mr. Del Carmen served a short stint as Vice President of Sales at Insys Therapeutics. Mr. Del Carmen received a B.A degree in Economics from the University of Dayton and an MBA degree from the University of Wisconsin.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating, chronic neuromuscular and neurological diseases, including Lambert-Eaton myasthenic syndrome (LEMS), congenital myasthenic syndromes (CMS), MuSK antibody positive myasthenia gravis, spinal muscular atrophy (SMA) type 3, and infantile spasms. Firdapse® (amifampridine phosphate) has received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA) for the treatment of LEMS and Orphan Drug Designation for LEMS, CMS and myasthenia gravis. Firdapse is the first and only approved drug in Europe for symptomatic treatment in adults with LEMS.

Catalyst is also developing CPP-115 to treat refractory infantile spasms. CPP-115 has been granted U.S. Orphan Drug Designation for the treatment of infantile spasms by the FDA and has been granted E.U. Orphan Medicinal Product Designation for the treatment of West syndrome by the European Commission. In addition, Catalyst is developing a generic version of Sabril® (vigabatrin).

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including (i) whether Firdapse will ever be approved for commercialization, (ii) whether, even if Firdapse is approved for commercialization, Catalyst will be successful in commercializing Firdapse, (iii) whether Catalyst will be the first company to receive an approval for amifampridine (3,4-DAP), giving it 5-year marketing exclusivity for its product, and (iv) those other factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2017 and its other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Investor Contact Brian Korb Solebury Trout (646) 378-2923 bkorb@troutgroup.com	Company Contact Patrick J. McEnany Catalyst Pharmaceuticals Chief Executive Officer (305) 420-3200 pmcenany@catalystpharma.com

Media Contact

David Schull

Russo Partners

(212) 845-4271

david.schull@russopartnersllc.com

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